Exhibit 5.1

Eaton & Van Winkle LLP

Vincent J. McGill Partner	3 PARK AVENUE NEW YORK, NEW YORK 10016	Direct Dial: (212) 561-3604

June 28, 2017

Board of Directors

Air Industries Group

330 Motor Parkway, Suite 100

Hauppauge, NY 11788

Re: Registration Statement on Form S-1 (Registration No. 333- 217582)

Gentlemen:

We have acted as counsel to Air Industries Group, a Nevada corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2017 (Registration No. 333- 217582), as amended on June 5, 2017, June 19, 2017 and June 27, 2017 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of the offer and sale of up to an aggregate of $9,310,400 in shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including shares of Common Stock that may be offered and sold by the Company to cover over-allotments pursuant to the Registration Statement (the “Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are delivered to the underwriters against payment of the agreed consideration therefor in accordance with the underwriting agreement, the Shares will be validly issued, fully paid and non-assessable.

1.	Shares have been duly authorized and, when the Shares are delivered to the underwriters against payment of the agreed consideration therefor in accordance with the underwriting agreement, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the underwriting agreement to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm, violations of securities laws or acts of gross negligence or willful misconduct.

The opinions expressed herein are based upon and limited to the Revised Nevada Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting the foregoing and the laws of the State of New York and the United States of America.   We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Eaton and Van Winkle LLP
Eaton and Van Winkle LLP